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             EXHIBIT 5.1

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September 13, 2004

AirRover Wi-Fi Corp.

5555 Hilton Avenue

Suite 207

Baton Rouge, Louisiana 70808

Gentlemen:

With reference to the Registration Statement on Form S-8 which AirRover Wi-Fi Corp. proposes to file with the Securities and Exchange Commission registering 20,000,000 common shares (the “Shares”) which may be offered and sold by AirRover Wi-Fi Corp. under the 2004 Stock Ownership Plan (the “Plan”), we are of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Newlan & Newlan

NEWLAN & NEWLAN